SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.)

     Filed by the Registrant |X|
     Filed by a Party other than the Registrant |_|
     Check the appropriate box:
     |_| Preliminary Proxy Statement
     |_| Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
     |X| Definitive Proxy Statement
     |_| Definitive Additional materials
     |_| Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          DANIELSON HOLDING CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
    |X| No fee required
    |_| Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction.

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    (5) Total fee paid:

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    |_| Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
    |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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


                          DANIELSON HOLDING CORPORATION

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held On June 15, 2000

                                   ----------

To the stockholders of Danielson Holding Corporation:

     The Annual Meeting of Stockholders of Danielson Holding Corporation, a Delaware corporation (the "Company"), will be held on Thursday, June 15, 2000, at the offices of Equity Group Investments, LLC, 2 North Riverside Plaza, Suite 1600, Chicago, Illinois 60606, at 10:00 a.m. local time (the "Annual Meeting"), for the following purposes:

     1. To elect ten directors of the Company to serve for the ensuing year and until their successors are elected;

     2. To confirm the appointment of KPMG LLP as the independent certified public accountants for the Company for the year ending December 31, 2000; and

     3. To transact such other business as may properly come before the Annual Meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on May 19, 2000 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

                                              BY ORDER OF THE BOARD OF DIRECTORS
                                              DANIELSON HOLDING CORPORATION



                                              DAVID M. BARSE
                                              PRESIDENT, CHIEF OPERATING OFFICER
                                              AND ACTING SECRETARY

New York, New York
May 22, 2000

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. To revoke a proxy, you must submit to the Secretary of the Company, prior to voting, either a signed instrument of revocation or a duly executed proxy bearing a date or time later than the proxy being revoked. If you attend the meeting, you may vote in person even if you previously returned a proxy.
--------------------------------------------------------------------------------

                          DANIELSON HOLDING CORPORATION
                                767 Third Avenue
                          New York, New York 10017-2023

                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  June 15, 2000

                                   ----------

                                 PROXY STATEMENT


                                   ----------


          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Danielson Holding Corporation, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 15, 2000, at the offices of Equity Group Investments, LLC, 2 North Riverside Plaza, Suite 1600, Chicago, Illinois 60606, at 10:00 a.m. local time (the "Annual Meeting"), and any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described therein. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders commencing on or about Monday, May 22, 2000.

          The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives by Directors, officers, and employees of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose common stock is held of record by such entities.


                    VOTING RIGHTS AND SOLICITATION OF PROXIES

RECORD DATE AND SHARE OWNERSHIP

          The Board of Directors of the Company has fixed the close of business on May 19, 2000 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the "Record Date"). The only outstanding class of stock of the Company is its common stock, par value $0.10 per share ("Common Stock"). On the Record Date, there were 18,476,265 shares of Common Stock issued and outstanding.

VOTING AND QUORUM

          Each share of Common Stock will be entitled to one vote at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business by such holders at the Annual Meeting. Where a quorum is present, (i) the vote of the holders of a majority of shares of Common Stock voting will decide the election of Directors, and the ten nominees for Director receiving the highest number of votes (I.E., a plurality) will be elected as Directors, and (ii) the vote of the holders of a majority of the shares voting will decide the ratification of the appointment of KPMG LLP as the independent certified public accountants for the Company for 2000. If any votes are withheld, such withheld votes will be excluded entirely from the vote and will have no effect. Abstentions will have no effect on the election of Directors but, for purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares of Common Stock will not be included in the vote totals and, therefore, will have no effect on the vote.

PROXIES AND REVOCATION OF PROXIES

          Proxies in the enclosed form are solicited by the Board of Directors of the Company in order to provide each stockholder an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not the stockholder attends in person. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld or the holder has elected to abstain and, where a choice is specified as to a proposal, they will be voted in accordance with such specification. In the absence of specific directions, properly executed proxies will be voted "FOR" (i) the nominees for election as Directors of the Company listed below; and (ii) confirmation of the appointment of KPMG LLP as the Company's independent certified public accountants for the current fiscal year. Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy may be revoked (a) by delivering to the Secretary of the Company at or prior to the Annual Meeting an instrument of revocation or a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked or (b) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

OTHER PROPOSALS

          The Board does not know of any matter other than the foregoing that is expected to be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their judgment.


                             PRINCIPAL STOCKHOLDERS

          The following table sets forth the beneficial ownership of Common Stock as of May 5, 2000 of (a) each Director and nominee for Director, (b) each executive officer, and (c) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock. The Company believes that, except as otherwise stated, the beneficial holders listed below have sole voting and investment power regarding the shares reflected as being beneficially owned by them.

                                      Amount and Nature of
Principal Stockholders                Beneficial Ownership    Percent of Class 1
----------------------                --------------------    ------------------

SZ Investments, LLC
2 N. Riverside Plaza
Chicago, IL 60606                       4,002,568(2,3)              19.5%

Commissioner of Insurance
  of the State of California
c/o Richard Krenz
Chief of Operations
Mission Insurance Companies' Trusts
425 Market Street, 23rd Floor
San Francisco, CA  94105                1,803,235(2,4)               9.8%

Martin J. Whitman
c/o Danielson Holding Corporation
767 Third Avenue
New York, NY  10017-2023                1,281,143(2,5,6,)            6.9%

Officers and Directors

Martin J. Whitman                       1,281,143(2,5,6)             6.9%

David M. Barse                          175,000(7)                  *

Samuel Zell                             4,002,568(2,8)              19.5%

Joseph F. Porrino                       56,667(9)                   *

Frank B. Ryan                           48,667(9)                   *

Eugene M. Isenberg                      69,924(10)                  *

Wallace O. Sellers                      50,000(11)                  *

Stanley J. Garstka                      51,008(12)                  *

William Pate                            20,000                      *

Richard Krenz                           0                           *

Michael Carney                          132,500(13)                 *

All Officers and Directors
as a Group (11 persons)                 5,887,477(14)               27.7%


----------
* Percentage of shares beneficially owned does not exceed one percent of the outstanding Common Stock.

(1) Share percentage ownership is rounded to nearest tenth of one percent and reflects the effect of dilution as a result of outstanding options and warrants to the extent such options and warrants are, or within 60 days will become, exercisable. As of May 5, 2000 (the date as of which this table was prepared), there were exercisable options outstanding to purchase 1,572,717 shares of Common Stock. Shares underlying any option which was exercisable on May 5, 2000 or becomes exercisable within the next 60 days are deemed outstanding only for purposes of computing the share ownership and share ownership percentage of the holder of such option.

(2) In accordance with provisions of DHC's Certificate of Incorporation, all certificates representing shares of Common Stock beneficially owned by holders of five percent or more of the Common Stock are owned of record by DHC, as escrow agent, and are physically held by DHC in that capacity.

(3) Includes shares underlying a Warrant to purchase 2,002,568 shares of Common Stock at an exercise price of $4.74391 per share.

(4) Beneficially owned by the Commissioner of Insurance of the State of California in his capacity as trustee for the benefit of holders of certain deficiency claims against certain trusts which assumed liabilities of certain present and former insurance subsidiaries of the Company.

(5) Includes 803,669 shares beneficially owned by Third Avenue Value Fund ("TAVF"), an investment company registered under the Investment Company Act of 1940; 104,481 shares beneficially owned by Martin J. Whitman & Co., Inc. ("MJW&Co"), a private investment company; and 84,358 shares beneficially owned by Mr. Whitman's wife and three adult family members. Mr. Whitman controls the investment adviser of TAVF, and may be deemed to own beneficially a five percent equity interest in TAVF. Mr. Whitman is the principal stockholder in MJW&Co, and may be deemed to own beneficially the shares owned by MJW&Co. Mr. Whitman disclaims beneficial ownership of the shares of Common Stock owned by TAVF and Mr. Whitman's family members.

(6) Includes shares underlying currently exercisable options to purchase an aggregate of 210,000 shares of Common Stock at an exercise price of $3.00 per share.

(7) Includes shares underlying currently exercisable options to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $5.6875 per share, 50,000 shares of Common Stock at an exercise price of $7.0625 per share, 50,000 shares of Common Stock at an exercise price of $3.65625 per share and 25,000 shares of Common Stock at an exercise price of $5.3125 per share. Does not include shares underlying options to purchase an aggregate of 25,000 shares of Common Stock at an exercise price of $5.3125 per share which are not currently exercisable nor become exercisable within the next 60 days.

(8) Includes 2,000,000 shares of Common Stock owned by SZ Investments, L.L.C. ("SZ"), a company controlled by Mr. Zell, and 2,002,568 shares of Common Stock issuable upon exercise of a Warrant owned by SZ.

(9) Includes shares underlying currently exercisable options to purchase an aggregate of 46,667 shares of Common Stock at an exercise price of $3.63 per share.

(10) Includes 20,088 shares owned by Mentor Partnership, a partnership controlled by Mr. Isenberg, and 28 shares owned by Mr. Isenberg's wife. Also includes shares underlying currently exercisable options to purchase an aggregate of 46,666 shares of Common Stock at an exercise price of $3.63 per share.

(11) Includes shares underlying currently exercisable options to purchase an aggregate of 40,000 shares of

Common Stock at an exercise price of $7.00 per share.

(12) Includes shares underlying currently exercisable options to purchase an aggregate of 40,000 shares of Common Stock at an exercise price of $5.50 per share.

(13) Includes shares underlying currently exercisable options to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $5.6875 per share, 35,000 shares of Common Stock at an exercise price of $7.0625 per share, 35,000 shares of Common Stock at an exercise price of $3.65625 per share and 12,500 shares of Common Stock at an exercise price of $5.3125 per share. Does not include shares underlying options to purchase an aggregate of 12,500 shares of Common Stock at an exercise price of $5.3125 per share which are not currently exercisable nor become exercisable within the next 60 days.

(14) In calculating the percentage of shares owned by officers and Directors as a group, the shares of Common Stock underlying all options which are beneficially owned by officers and Directors and which are currently exercisable or become exercisable within the next 60 days are deemed outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten-percent stockholders are required by Federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

          To DHC's knowledge, based solely upon review of the copies of such reports furnished to DHC and written representations that no other reports were required, except for one Form 4 with respect to each of Mr. Pate, Mr. Barse and Mr. Carney, each of which was filed within two days of the required filing date, all Section 16(a) filing requirements applicable to DHC's officers, Directors and greater than ten percent beneficial owners were complied with for the fiscal year ended December 31, 1999.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

          A board of ten Directors will be elected at the Annual Meeting by the holders of Common Stock, to hold office until their successors have been elected and qualified. It is intended that, unless authorization to do so is withheld, the proxies will be voted "FOR" the election of the Director nominees named below. Each of the nominees, other than Richard Krenz, currently is a Director of the Company. Each nominee has consented to be named in this Proxy Statement and to serve as a Director if elected. However, if any nominee shall become unable to stand for election as a Director at the Annual Meeting, an event not now anticipated by the Board, the proxy will be voted for a substitute designated by the Board or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available.

          The nominees are listed on the following pages with brief statements of their principal occupation and other information. A listing of the nominees' beneficial ownership of Common Stock appears on the preceding pages under "PRINCIPAL STOCKHOLDERS." All of the nominees for Director, except Richard Krenz, were elected to their present terms as Directors by the stockholders at the Annual Meeting of Stockholders of the

Company held on July 20, 1999. The term of office of each Director continues until the election of Directors to be held at the next Annual Meeting of Stockholders or until his successor has been elected. There is no family relationship between any nominee for election as a Director and any other nominee for election as a Director or executive officer of the Company. The information set forth below concerning the Directors has been furnished by such Directors to the Company.

          The Company, Martin J. Whitman and SZ Investments, LLC ("SZ") have entered into an agreement pursuant to which, as long as SZ continues to directly or indirectly own at least 1,000,000 shares of Common Stock, (i) SZ will have the right to continue to nominate two members of DHC's Board of Directors (which nominees are Samuel Zell and William Pate) and (ii) Mr. Whitman has agreed to vote and use his best efforts to cause to be voted the shares of Common Stock owned or controlled by him in favor of SZ's designees. In addition, SZ has agreed that, so long as Mr. Whitman directly or indirectly owns 500,000 shares of Common Stock and Mr. Whitman continues to be affiliated with the Third Avenue Funds in the same or substantially similar manner as his current affiliation (so long as such entity continues to exist), SZ will vote the shares owned by it for the election of Mr. Whitman and one other designee of Mr. Whitman (which nominee is David Barse).

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:


DIRECTOR              AGE      PRINCIPAL OCCUPATION                     DIRECTOR
--------              ---      --------------------                     SINCE
                                                                        --------

Martin J. Whitman      75      Chief Executive Officer of the Company     1990

David M. Barse         37      President, Chief Operating Officer
                               and Acting Secretary of the Company        1996

Samuel Zell            59      Chairman of the Board of Equity Group
                               Investments, L.L.C.                        1999

Eugene M. Isenberg     70      Chairman of the Board and Chief Executive
                               Officer of Nabors Industries, Inc.         1990

Joseph F. Porrino      55      Counselor to the President of the
                               New School for Social Research             1990

Frank B. Ryan          63      Professor of Mathematics at
                               Rice University                            1990

Wallace O. Sellers     70      Vice Chairman and Director of Enhance
                               Financial Services Group, Inc.             1995

Stanley J. Garstka     56      Deputy Dean and Professor in the
                               Practice of Management at Yale
                               University School of Management            1996

William Pate           36      Director of Mergers and Acquisitions
                               of Equity Group Investments, L.L.C.        1999

Richard Krenz          56      Chief of Operations and Special Deputy
                               Insurance Commissioner for the
                               Conservation & Liquidation Office of
                               the California Department of Insurance.    ____

          Mr. Whitman is the Chief Executive Officer and a Director of the Company. Since 1974, Mr. Whitman has been the President and controlling stockholder of M.J. Whitman & Co., Inc. (now known as Martin J. Whitman & Co., Inc.) ("MJW&Co") which, until August 1991, was a registered broker-dealer. From August 1994 to December 1994, Mr. Whitman served as the Managing Director of M.J. Whitman, L.P. ("MJWLP"), then a registered broker-dealer which succeeded to the broker-dealer business of MJW&Co. Since January 1995, Mr. Whitman has served as the Chairman (and, until June 1995, as President and until July 1999 as Chief Executive Officer) of M. J. Whitman, Inc. ("MJW"), which succeeded at that time to MJWLP's broker-dealer business. Also since January 1995, Mr. Whitman has served as the Chairman (and, until July 1999 Chief Executive Officer) of M.J. Whitman Holding Corp. ("MJWHC"), the parent of MJW and other affiliates. Since March 1990, Mr. Whitman has been the Chairman of the Board, Chief Executive Officer and a Trustee (and, from January 1991 to May 1998, the President) of Third Avenue Trust and its predecessor, Third Avenue Value Fund, Inc. (together with its predecessor, "Third Avenue Trust"), an open-end management investment company registered under the Investment Company Act of 1940 (the "40 Act") and containing three investment series of which he is a trustee. Since July 1999, Mr. Whitman has been the Chairman of the Board, Chief Executive Officer and a Trustee of Third Avenue Variable Series Trust ("Variable Trust"), an open-end management investment company registered under the 40 Act and containing one investment series. Since March 1990, Mr. Whitman has been Chairman of the Board and Chief Executive Officer (and, until February 1998, the President) of EQSF Advisers, Inc. ("EQSF"), the investment adviser of Third Avenue Trust and Variable Trust. Until April 1994, Mr. Whitman also served as the Chairman of the Board, Chief Executive Officer and a Director of Equity Strategies Fund, Inc., previously a registered investment company. Mr. Whitman is a Managing Director of Whitman Heffernan Rhein & Co., Inc. ("WHR"), an investment and financial advisory firm which he helped to found during the first quarter of 1987 and which ceased operations in December, 1996. Since March 1991, Mr. Whitman has served as a Director of Nabors Industries, Inc. ("Nabors"), a publicly-traded oil and gas drilling company listed on the American Stock Exchange ("AMEX"). Since August 1997, Mr. Whitman has served as a director of Tejon Ranch Co., an agricultural and land management company listed on the New York Stock Exchange ("NYSE"). Since May 2000, Mr. Whitman has served as director of Stewart Information Services Corp., a title insurance company listed on the NYSE. From March 1993 through February 1996, Mr. Whitman served as a director of Herman's Sporting Goods, Inc., a retail sporting goods chain, which filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on April 26, 1996. Mr. Whitman also serves as a Director of the Company's subsidiaries, including National American Insurance Company of California ("NAICC") and KCP Holding Company ("KCP"). Mr. Whitman co-authored the book THE AGGRESSIVE CONSERVATIVE INVESTOR and is the author of VALUE INVESTING: A BALANCED APPROACH. Mr. Whitman is a Distinguished Faculty Fellow in Finance at the Yale University School of Management ("Yale School of Management"). Mr. Whitman graduated from Syracuse University MAGNA CUM LAUDE in 1949 with a Bachelor of Science degree and received his Masters degree in Economics from the New School for Social Research in 1956. Mr. Whitman is a Chartered Financial Analyst.

          Mr.  Barse  has been the  President,  Chief  Operating  Officer  and a
Director of the Company since July 1996, the Acting Secretary of the Company since April 2000 and a director of NAICC since August 1996. Since June 1995, Mr. Barse has been the President (and, since July 1999, Chief Executive Officer) of each of MJW and MJWHC. From April 1995 until May 1998 and February 1998, respectively, he was an Executive Vice President and Chief Operating Officer of Third Avenue Trust and EQSF, at which times he assumed the position of President. Since July 1999, Mr. Barse has been the President and Chief Operating Officer of Variable Trust. Mr. Barse joined the predecessors of MJW and MJWHC in December 1991 as General Counsel. Mr. Barse was previously an attorney with the law firm of Robinson Silverman Pearce Aronsohn & Berman LLP. Mr. Barse received a Bachelor of Arts in Political Science from George Washington University in 1984 and a Juris Doctor from Brooklyn Law School in 1987.

          Mr. Zell is the Chairman of the Board of the Company. Mr. Zell is Chairman of the Board of Directors of Equity Group Investments, L.L.C. ("EGI"), an investment company since 1999 and had been Chairman of the Board of Equity Group Investments, Inc. for more than five years. Mr. Zell is also Chairman of the Board of American Classic Voyages Co., a provider of overnight cruises in the United States; Anixter International Inc., a distributor of electrical and cable products; Capital Trust, Inc., a specialized finance company; Chart House Enterprises, Inc., an owner and operator of restaurants, Davel Communications, Inc., an operator of pay telephones in the United States, and Manufactured Home Communities, an equity real estate investment trust ("REIT") primarily focused on manufactured home communities. Mr. Zell is Chairman of the Board of Trustees of Equity Office Properties Trust, an equity REIT primarily focused on office buildings and Equity Residential Properties Trust, an equity REIT primarily focused on multifamily residential properties. He is a director of Ramco Energy plc, an independent oil company in the United Kingdom.

          Mr. Isenberg, since 1987, has been Chairman and Chief Executive Officer of Nabors. Beginning in 1996, Mr. Isenberg commenced his term as a Governor of the AMEX. In 1998, Mr. Eisenberg became a Director of the National Association of Securities Dealers, Inc. and NASDAQ. From 1969 to 1982, Mr. Isenberg was Chairman of the Board and principal stockholder of Genimar Inc., a steel trading and building products manufacturing company. From 1955 to 1968, Mr. Isenberg was employed in various management capacities with the Exxon Corp. Mr. Isenberg graduated from the University of Massachusetts in 1950 with a Bachelor of Arts degree in Economics and from Princeton University in 1952 with a Masters degree in Economics.

          Mr. Porrino has been the Counselor to the President of the New School for Social Research (the "New School") since February, 1998 and was the
Executive Vice President of the New School from September 1991 to February, 1998. Prior to that time, Mr. Porrino was a partner in the New York law firm of Putney, Twombly, Hall & Hirson, concentrating his practice in the area of labor law. Mr. Porrino received a Bachelor of Arts degree from Bowdoin College in 1966, and was awarded a Juris Doctor degree from Fordham University School of Law in 1970.

          Dr. Ryan, since August 1990, has been a Professor of Mathematics at Rice University (currently on leave). Since November, 1996, Dr. Ryan has served as a Director of Siena Holdings, Inc., a real estate and health management company, the capital stock of which is traded over-the-counter. Since March 1996, Dr. Ryan has served as a Director of Texas Micro Inc., a computer systems company, the capital stock of which is traded on NASDAQ. Until 1998, Dr. Ryan served as a Director of America West Airlines, Inc., a publicly-traded company listed on the NYSE, and now continues as an advisory director. From August 1990 to February 1995, Dr. Ryan also served as Vice President-External Affairs at Rice University. For two years ending August 1990, Dr. Ryan was the President and Chief Executive Officer of Contex Electronics Inc., a subsidiary of Buffton Corporation, the capital stock of which is publicly traded on the AMEX. Prior to that, and beginning in 1977, Dr. Ryan was a Lecturer in Mathematics at Yale University, where he was also the Associate Vice President in charge of institutional planning. Dr. Ryan obtained a Bachelor of Arts degree in Physics in 1958 from Rice University, a Masters degree in Mathematics from Rice in 1961, and a Doctorate in Mathematics from Rice in 1965.

          Mr. Sellers is Vice-Chairman and a Director of Enhance Financial Group, Inc. ("Enhance Group"), a financial services corporation the capital stock of which is publicly traded on the NYSE. Until December 31, 1994, Mr. Sellers was the President and Chief Executive Officer of Enhance Group, from its inception in 1986, as well as its principal subsidiaries, Enhance Reinsurance Company and Asset Guaranty Insurance Company, from their inceptions in 1986 and 1988, respectively. From 1987 to 1994, Mr. Sellers served as a Director, and from 1992 to 1993 as the Chairman, of the Association of Financial Guaranty Insurors in New York. Mr. Sellers received a

Bachelor of Arts degree from the University of New Mexico in 1951 and a Masters degree in Economics from New York University in 1956. Mr. Sellers attended the Advanced Management Program at Harvard University in 1975 and is a Chartered Financial Analyst.

          Mr. Garstka has been Deputy Dean at the Yale School of Management since November, 1995 and has been a Professor in the Practice of Management at the Yale School of Management since 1988. Mr. Garstka was the Acting Dean of the Yale School of Management from August 1994 to October 1995, and an Associate Dean of the Yale School of Management from 1984 to 1994. Mr. Garstka has served on the Board of Trustees of MBA Enterprises Corps, a non-profit organization, since 1991 and on the Board of Trustees of The Foote School in New Haven, Connecticut since 1995. From 1988 to 1990, Mr. Garstka served as a director of Vyquest, Inc., a publicly-traded company listed on the AMEX. Mr. Garstka was a Professor in the Practice of Accounting from 1983 to 1988, and an Associate Professor of Organization and Management from 1978 to 1983, at the Yale School of Management. Mr. Garstka has also authored numerous articles on accounting and mathematics. Mr. Garstka received a Bachelor of Arts degree in Mathematics from Wesleyan University in Middletown, Connecticut in 1966, a Masters degree in Industrial Administration in 1968 from Carnegie Mellon University and a Doctorate in Operations Research in 1970 from Carnegie Mellon University.

          Mr. Pate has served as a director of Mergers and Acquisitions for EGI or its predecessor since February 1994. Mr. Pate serves on the Board of Directors of CNA Surety Corporation. Prior to February 1994, Mr. Pate was an associate at Credit Suisse First Boston.

          Mr. Krenz is currently the Special Deputy Insurance Commissioner and Chief of Operations of the California Department of Insurance's Conservation and Liquidation Office (the "CLO"). The CLO presently has 67 insurance companies under management with combined assets exceeding $2.4 billion that have been conserved or are in the process of liquidation. Prior to becoming the head of the CLO, Mr. Krenz was General Counsel to the organization. He joined the Department of Insurance in 1992 after a successful 18 year career as a trial lawyer in private practice. Mr. Krenz received a Bachelor of Arts degree in English from the University of California, Berkely in 1966 and a Juris Doctor from the University of San Francisco School of Law in 1973.

COMMITTEES

          The Board of Directors has an Audit Committee, a Compensation Committee, an Acquisition Committee, an Executive Committee, and a Review Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

          The Audit Committee consists of Messrs. Porrino, Ryan and Garstka. The Audit Committee held two meetings in 1999. The Audit Committee is primarily responsible for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee also recommends engagement of the Company's independent public accountants.

          The Compensation Committee consists of Messrs. Porrino, Ryan and Sellers. The Compensation Committee held one meeting in 1999. The Compensation Committee reviews, and makes recommendations to the Board of Directors concerning, the Company's executive compensation policy.

          The Acquisition Committee consists of Messrs. Whitman, Zell, Barse and Pate. The Acquisition Committee had numerous formal and informal meetings in 1999. The Acquisition Committee reviews, and makes recommendations to the Board of Directors concerning, potential transactions for the Company.

          The Executive Committee consisted of Mr. Whitman and James P. Heffernan and C. Kirk Rhein, Jr. until the death of Mr. Rhein and the resignation of Mr. Heffernan as a director of the Company and held no meetings in 1999. The Executive Committee currently has vacancies and will not meet until such vacancies have been filled. The Executive Committee has the authority to conduct the business affairs of the Company, subject to the Company's Bylaws and applicable law.

          The Review Committee, which consists of Messrs. Porrino and Ryan, reviews and determines potential conflicts of interest relative to investment opportunities. The Review Committee held no meetings in 1999.

COMPENSATION OF DIRECTORS

          During 1999, each Director who was not an officer or employee of the Company or its subsidiaries received compensation of $2,500 for each Board meeting attended, whether in person or by telephone. For attendance at Board meetings during 1999, each of Mr. Porrino, Dr. Ryan, Mr. Garstka, Mr. Sellers, and Mr. Isenberg received $12,500 and each of Mr. Zell and Mr. Pate received $5,000, plus, in each case, reimbursement of reasonable expenses. Directors who are officers or employees of the Company or its subsidiaries receive no fees for service on the Board. No attendance fee is paid to any Directors with respect to any committee meetings.

ATTENDANCE AT BOARD OF DIRECTORS MEETINGS

          The Board held five meetings during 1999. No Director, other than Messrs. Zell and Pate, attended less than 75 percent of the aggregate number of meetings of the Board of Directors held during 1999 and all committees of the Board on which he served. Each of Messrs. Zell and Pate attended all of the meetings of the Board of Directors held during 1999 and all committees of the Board on which he served during the period for which he was a director.

                               EXECUTIVE OFFICERS


          The executive officers of the Company are as follows:

NAME                       AGE        PRINCIPAL POSITION WITH THE COMPANY

Martin J. Whitman           75        Chief Executive Officer and a Director

David M. Barse              37        President, Chief Operating Officer,
                                      Acting Secretary and a Director

Michael T. Carney           46        Chief Financial Officer and Treasurer


          For additional information about Messrs. Whitman and Barse, see "ELECTION OF DIRECTORS" above.

          Mr. Carney was the Chief Financial Officer ("CFO") of DHC from August 1990 until March 1996 and has been the CFO of the Company and a director of NAICC since August 1996. Since 1990, Mr. Carney has served as Treasurer and CFO of Third Avenue Trust and EQSF and, since 1989, as CFO of MJW&Co., and MJW and MJWHC and their predecessors. Since July 1999, Mr. Carney has served as Treasurer and CFO of Variable Trust. From 1990 through April 1994, Mr. Carney also served as CFO of Carl Marks Strategic Investments, L.P.;

from 1989 through December, 1996 Mr. Carney served as CFO of WHR; and from 1989 through April 1994, Mr. Carney served as Treasurer and CFO of Equity Strategies Fund. From 1988 to 1989, Mr. Carney was the Director of Accounting of Smith New Court, Carl Marks, Inc., and, from 1986 to 1988, Mr. Carney served as the Controller of Carl Marks & Co., Inc. Mr. Carney graduated from St. John's University in 1981 with a Bachelor of Science degree in Accounting.

          Ian M. Kirschner was the Company's General Counsel and Secretary from August, 1996 through and including April 10, 2000. Mr. Kirschner does not serve the Company in any capacity.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following Summary Compensation Table presents certain information relating to compensation paid by the Company for services rendered in 1999 by the Chief Executive Officer and each other executive officer of the Company who had cash compensation for such year in excess of $100,000. Only those columns which call for information applicable to the Company or the individual named for the periods indicated have been included in such table.

                                         ANNUAL             LONG TERM
                                         COMPENSATION       COMPENSATION
                                         ----------------   AWARDS       ALL
                                                            SECURITIES   OTHER
                                                            UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION              SALARY(1)  BONUS   OPTIONS      SATION
                                   YEAR     ($)      ($)      (#)         ($)
---------------------------        ----  ---------  -----   ------------ ------

Martin J. Whitman                  1999  $200,000    -0-      -0-         -0-
CHAIRMAN OF THE BOARD &            1998  $200,000    -0-      -0-         -0-
  CHIEF EXECUTIVE OFFICER          1997  $200,000    -0-      -0-         -0-

David M. Barse                     1999  $ 75,000   80,000   50,000       -0-
PRESIDENT, CHIEF OPERATING         1998  $ 75,000    -0-     50,000       -0-
  OFFICER AND ACTING SECRETARY     1997  $ 75,000    -0-     50,000       -0-

Michael Carney                     1999  $ 75,000   40,000   25,000       -0-
TREASURER AND CHIEF                1998  $ 75,000    -0-     35,000       -0-
  FINANCIAL OFFICER                1997  $ 75,000    -0-     35,000       -0-

(1) Amounts shown indicate cash compensation earned and received by executive officers in the year shown. Executive officers also participate in DHC group health insurance.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

          The following table presents certain information relating to the grants of stock options made during 1999 to the named executive officers of the Company. The options were granted under the Company's 1995 Stock and Incentive Plan. Pursuant to rules of the Securities and Exchange Commission, the table also shows the value of the options granted at the end of the option term if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. Only those tabular columns which call for information applicable to the Company or the named individuals have been included in such table.


                   INDIVIDUAL GRANTS
                   -----------------

                               PERCENT
                               OF TOTAL                           POTENTIAL
                   NUMBER OF   OPTIONS/                           REALIZABLE
                   SECURITIES  SARS                            VALUE AT ASSUMED
                   UNDERLYING  GRANTED TO                      ANNUAL RATES OF
                   OPTIONS/    EMPLOYEES  EXERCISE               STOCK PRICE
                   SARS        IN FISCAL  OR BASE  EXPIRATION  APPRECIATION FOR
                   GRANTED     YEAR       PRICE    DATE          OPTION TERM
NAME               (#) (1)                ($/SH)              5% ($)   10% ($)
--------------     ------       ----      ------   -------    -------  -------

Martin J. Whitman     -0-         --          --         --        --       --
David M. Barse     50,000       35.1      5.3125    12/8/09   167,050  423,338
Michael Carney     25,000       17.5      5.3125    12/8/09    83,525  211,669

(1) One-half of these options become exercisable on June 8, 2000 and one-third of the balance of the options become exercisable on each of the first three anniversaries of the date of grant.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

          The following table presents certain information relating to the value of unexercised stock options as of the end of 1999, on an aggregated basis, owned by the named executive officers of DHC as of the last day of the fiscal year. Such officers did not exercise any of such options during 1999. Only those tabular columns which call for information applicable to DHC or the named individuals have been included in such table.


                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                     OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                                (#)                             ($)
                    ----------------------------    ----------------------------
NAME                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                -----------    -------------    -----------    -------------
Martin J. Whitman     210,000            -0-          $577,500           -0-
David M. Barse        150,000         50,000          $107,813       $21,875
Michael Carney        120,000         25,000          $ 76,406       $10,938

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During 1999, none of the persons who served as members of the Compensation Committee of the Company's Board of Directors also was, during that year or previously, an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure herein.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The   Compensation   Committee   of  the  Board  of   Directors   (the
"Committee"), during 1999, was comprised of three independent (i.e., non-employee) directors. The Committee provided the following report on executive compensation during 1999 as required by applicable securities regulations:

          "The Committee's overriding goal continues to be to structure compensation in a way that will attract and retain highly qualified executives who will conduct the business of the Company in a manner that will maximize stockholder value.

          The annual base salary of each of the Company's executive officers remained the same as for 1997 and 1998, $200,000 for Mr. Whitman, $75,000 each for Messrs. Barse and Carney and $50,000 for Mr. Kirschner. The Company continues to try to balance its desire not to take significant additional cash out of the Company in the form of executive compensation while the Company continues to search for appropriate opportunities to meet its goal of maximizing stockholder values with the reality of the extensive efforts which each of these executives undertakes in identifying and negotiating potential opportunities on behalf of the Company. Although the Committee has contemplated paying bonuses in past years, it did not believe that such bonuses were warranted in light of these goals. However, the Committee believed that events in 1999 warranted the payment of bonuses to Messrs. Barse, Carney and Kirschner. The main catalyst for the change was those executives' efforts in the Company's successful negotiation and consummation of a transaction with an affiliate of Samuel Zell that the Committee believes will add substantial value for the Company's stockholders. In light of that, the Committee determined to pay bonuses to Mr. Barse, Mr. Carney and Mr. Kirschner of $80,000, $40,000 and $20,000, respectively. The Company is able to retain these executives at their current levels of base compensation in part because they are also employed by affiliates of the Company, and the Committee continues to believe that it was appropriate to maintain these compensation levels for its executive officers. The Committee will continue to review bonus compensation in light of the Company's achievements in any given year and the role the executives play in those achievements.

          In addition to the cash compensation of its executives, the Company granted stock options during the year under its 1995 Stock and Incentive Plan (the "1995 Plan"). On December 8, 1999, the Committee granted options to purchase an aggregate of 142,500 shares of the Company's Common Stock at an exercise price of $5.3125 per share (the mean of the high and low prices of the Common Stock on the American Stock Exchange on the date of grant). The options were granted to employees of the Company (including Messrs. Barse, Carney and Kirschner), as well as to certain key employees of NAICC. Of these options, 50,000 were granted to Mr. Barse, 25,000 were granted to Mr. Carney and 10,000 were granted to Mr. Kirschner. The Committee believed that these option grants were reasonable, particularly in light of the extensive efforts undertaken by these executives compared to their limited cash compensation levels.

          In making determinations regarding compensation, the Committee does not rely upon quantitative measures or other measurable objective indicia, such as earnings or specifically weighted factors or compensation formulae. In light of the fact that the Company, at the parent-company level, is a holding company with a small staff responsible for numerous and diverse areas of the Company's business and management, and given the high level of awareness each executive has of the others' activities and contributions, the Committee evaluates executive performance and reaches compensation decisions based, in part, upon the recommendations of the Company's executives.

          Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in most circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the 1999 compensation paid to the executive officers named in the Summary Compensation Table exceeded the threshold for deductibility under Section 162(m)."

                                            THE COMPENSATION COMMITTEE:

                                            Joseph F. Porrino
                                            Frank B. Ryan
                                            Wallace O. Sellers

AGREEMENTS WITH EXECUTIVE OFFICERS

          Effective April 14, 1999, the Company entered into written two-year employment agreements with David Barse, President, and Michael Carney, Chief Financial Officer. The agreements provide for the payment of base salary to each of Mr. Barse and Mr. Carney of not less than $75,000. If either executive officer's employment is terminated by the Company without cause (as defined), the Company is required to pay to him an amount equal to the balance of his base salary for the remainder of the term of the agreement plus, if he received a bonus with respect to the prior fiscal year, an amount equal to that bonus (or pro-rated portion thereof).

PERFORMANCE GRAPH

          The following graph sets forth a comparison of the semiannual percentage change in the Company's cumulative total stockholder return on Common Stock with the Standard & Poor's 500 Stock Index* and the NASDAQ Financial Sub Index.** The foregoing cumulative total returns are computed assuming (i) an initial investment of $100, and (ii) the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The Company has never paid any dividend on shares of Common Stock. The graph below reflects comparative information for the five fiscal years of the Company beginning with the close of trading on December 31, 1994 and ending December 31, 1999. The stockholder return reflected below is not necessarily indicative of future performance.

                               [GRAPHIC OMITTED]

           [Figures below represent line chart in its printed piece]

                  Date            DHC          SPX        NDF
                  ----            ---          ---        ---

                  12/31/94        100.0       100.00      100.00
                  3/31/95         86.89       109.02      110.70
                  6/30/95        103.28       118.61      119.40
                  9/30/95         98.36       127.25      134.65
                  12/31/95        90.16       134.11      145.16
                  3/31/96        100.00       140.55      149,69
                  6/30/96         87.70       146.02      151.61
                  9/30/96         72.13       149.65      165.72
                  12/31/96        65.57       161.29      185.63
                  3/31/97         90.16       164.85      192.95
                  6/30/97        103.28       192.73      225.04
                  9/30/97        118.03       206.26      262.56
                  12/31/97        95.08       211.30      290.88
                  3/31/98         98.36       239.89      304.27
                  6/30/98         96.72       246.88      293.40
                  9/30/98         57.38       221.44      242.08
                  12/31/98        46.72       267.65      282.83
                  3/31/98         37.70       280.09      273.19
                  6/30/98         75.41       298.89      295.34
                  9/30/98         78.69       279.29      247.56
                  12/31/99        75.41       319.91      257.48


----------

* The Standard & Poor's 500 Stock Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

**   The NASDAQ  Financial  Sub Index  ("NFSI")  is  maintained  by  NASDAQ.  As described by NASDAQ, the NFSI consists of 100 large financial organizations listed on the NASDAQ National Market.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The Company shares certain personnel and facilities with several affiliated and unaffiliated companies (including M.J. Whitman, Inc. and EQSF Advisers, Inc., of which Mr. Whitman is the Chairman, Mr. Barse is the President and Mr. Carney is the Chief Financial Officer), and certain expenses are allocated among the various entities. Personnel costs are allocated based upon actual time spent on the Company's business or upon fixed percentages of compensation. Costs relating to office space and equipment are allocated based upon fixed percentages. Inter-company balances are reconciled and reimbursed on a monthly basis.

     The Company has also entered into a non-exclusive investment advisory agreement (the "EGI Advisory Agreement") with Equity Group Investments, L.L.C., ("EGI"), a company controlled by Mr. Zell, pursuant to which EGI has agreed to provide, at the request of the Company, certain investment banking services to the

Company in connection with potential transactions. In the event that any transaction is consummated for which the Acquisition Committee of the Company's Board of Directors determines that EGI provided material services, the Company will pay to EGI a fee in the amount of 1% of the consideration paid by the Company in connection with such transaction. Mr. Zell and Mr. Pate are members of the Acquisition Committee. Pursuant to the EGI Advisory Agreement, the Company has also agreed to reimburse, upon request, EGI's out-of-pocket expenses related to the investment advisory agreement. In addition to, and separate from, the EGI Advisory Agreement, the Company has agreed to pay EGI $125,000 per annum in exchange for certain consulting services to be rendered by EGI.

                                   PROPOSAL 2


          CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Company has selected KPMG LLP as independent certified public accountants to audit the books and records of the Company for the current fiscal year and recommends that the stockholders confirm such selection. KPMG LLP served in that capacity with respect to 1999. In the event of a negative vote, the Board of Directors will reconsider its selection. A representative of KPMG LLP is expected to be present at the Annual Meeting, to have the opportunity to make a statement and to respond to appropriate questions from stockholders.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" CONFIRMATION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.


                    PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

          Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders of the Company must be received by the Company for inclusion in the Proxy Statement and form(s) of proxy relating to such Annual Meeting no later than January 31, 2001. Stockholder proposals should be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in the Company's proxy materials.


                                              By Order of the Board of Directors
                                              DANIELSON HOLDING CORPORATION


                                              David M .Barse
                                              PRESIDENT, CHIEF OPERATING OFFICER
                                              AND ACTING SECRETARY

May 22, 2000

                      DANIELSON HOLDING CORPORATION PROXY

                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 15, 2000

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND UNLESS OTHERWISE PROPERLY MARKED AND EXECUTED BY THE UNDERSIGNED STOCKHOLDER THIS WILL BE VOTED FOR ALL PROPOSALS AS RECOMMENDED BY THE BOARD OF DIRECTORS.

    The undersigned hereby appoints David M. Barse, with full power of act without the other, and with full power of substitution as the undersigned or any attorneys and proxies of the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Danielson Holding Corporation to be held at Equity Group Investments, LLC, 2 North Riverside Plaza, Suite 1600, Chicago, Illinois 60606 on Tuesday, June 15, 2000 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon such business as may properly come before the meeting, including the items set forth below.

1.  ELECTION OF DIRECTORS.                [_] WITHHOLD AUTHORITY to vote for
[_] FOR all nominees below (except to         nominees below
    the contrary to vote for all
    nominees below)

    NOMINEES: MARTIN J. WHITMAN, DAVID M. BARSE, SAMUEL ZELL, EUGENE M. ISENBERG
              JOSEPH F. PORRINO, FRANK B. RYAN, WALLACE O. SELLERS,
              STANLEY J. GARSTKA, WILLIAM PATE AND RICHARD KRENZ

 INSTRUCTION: To  withhold  authority  to  vote  for  any  nominee,  write  that nominee's name in the space below.

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2.  TO  RATIFY  THE  APPOINTMENT  OF KPMG LLP AS  CERTIFIED  INDEPENDENT  PUBLIC
ACCOUNTANTS FOR THE 2000 CALENDAR YEAR.

               [_] FOR            [_] AGAINST            [_] ABSTAIN

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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                                                  Dated                   , 2000
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                                                  Signature

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                                                  Signature if held jointly


                                              PLEASE MARK, SIGN, DATE AND RETURN
                                              THIS PROXY CARD PROMPTLY USING THE
                                              ENCLOSED ENVELOPE.